CENTRAL PACIFIC FINANCIAL CORP.
CENTRAL PACIFIC BANK
CHANGE IN CONTROL AGREEMENT
THIS AGREEMENT is made     and entered into this _____ day of June, 2026 (the “Effective Date”), by and between Central Pacific Financial Corporation (“CPFC”) and Central Pacific Bank (the “Bank” and together with CPFC, the “Company”), and ____________________ (“Executive”), with reference to the following:
A.    Executive currently is employed by the Company as __________________. Executive is an experienced and knowledgeable individual whose creativity, expertise and effort have assisted in the development of the business and growth of the Company.
B.    The Company recognizes that concerns about the possibility of a “Change in Control” (as hereinafter defined) of the Bank or CPFC may exist from time to time, and that those concerns, and the uncertainty and questions they may raise among the Company’s employees, including Executive, may result in their departure or distraction to the detriment of the Bank and CPFC and its shareholders. Accordingly, in order to retain the services of Executive and to maximize the period of his continued availability, the Boards of Directors of the Bank and CPFC have determined to offer Executive change in control benefits as is more fully set forth herein.
AGREEMENT
1.Term of Agreement. This Agreement shall commence as of the Effective Date and shall continue in effect through and including June 30, 2029 (the “Original Term”). This Agreement shall renew automatically and continue in effect for an additional year on July 1, 2029 (i.e., through June 30, 2030) and for an additional year on each July 1 thereafter, unless the Company gives notice of nonrenewal to Executive prior to the then applicable automatic renewal date (collectively, the Original Term and each renewal period, the “Term”).
2.Definitions. As used herein, the following definitions will apply:
(a)“Annual Base Salary” means Executive’s regular annual rate of base salary payable by the Company, not including any amounts paid or payable to Executive as bonus, commission, equity compensation or other incentive compensation, expense reimbursement or allowance, employee benefit or any other type of extraordinary pay. “Annual Base Salary” shall include (and not be reduced by) any reductions in base salary resulting from employee elective contributions and deferrals that are not taxable under a plan of the Company pursuant to Code Section 125 or 401(k) or otherwise.
(b)“Annual Incentive Plan” means the plan or program under which the Company determines and pays incentive compensation to its executive officers based on the Company’s and executives’ financial, strategic and operational performance during a fiscal year.
(c)“Board” means the Board of Directors of CPFC.

(d)“Cause” means:
(i)An act of material personal dishonesty made by Executive in connection with Executive’s responsibilities as an employee,
(ii)Executive’s conviction of, or plea of nolo contendere to, a felony or any crime involving fraud or embezzlement,
(iii)Executive’s gross misconduct in connection with Executive’s responsibilities as an employee,
(iv)Executive’s unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom Executive owes an obligation of nondisclosure as a result of Executive’s relationship with the Company;
(v)Executive’s willful breach of any obligations under any written agreement or covenant with the Company; or
(vi)Executive’s willful failure to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested Executive’s cooperation.
With respect to the components other than (ii), Executive shall have 30 days to cure following written notice from the Company of Executive’s commission of any act or omission giving rise to the Company asserting “Cause.”
(e)“Change in Control” means the first occurrence following the Effective Date of any of the following events:
(i)Change in Ownership. A change in the ownership of the Bank or CPFC which occurs on the date that any one person (other than CPFC), or more than one person acting as a group (“Person”), acquires ownership of the stock of the Bank or CPFC that, together with the stock held by such Person, constitutes more than 50% of the total voting power of the stock of the Bank or CPFC; or
(ii)Change in Effective Control. During any time that CPFC has a class of securities registered pursuant to Section 12 of the Exchange Act, a change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election; or
(iii)Change in Ownership of a Substantial Portion of Assets. A change in the ownership of a substantial portion of the assets of the Bank or CPFC which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Bank or CPFC that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the Bank or CPFC, whichever is applicable, immediately prior to such acquisition or acquisitions. For purposes of this subsection (iii), gross fair market value means the value of the assets of the Bank or CPFC, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.
For purposes of this Section 2(e), persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Bank or CPFC.
Notwithstanding the foregoing, a transaction will not be deemed a Change in Control unless the transaction qualifies as a change in control event within the meaning of Section 409A of the Code and Treasury Regulations and Internal Revenue Service guidance that has been promulgated or may be promulgated thereunder from time to time.
For the avoidance of doubt, a transaction will not constitute a Change in Control if: (i) its sole purpose is to change the jurisdiction of incorporation of either the Bank or CPFC, or (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the securities of the Bank or CPFC immediately before such transaction.
(f)“Code” means the Internal Revenue Code of 1986, as amended. Any reference to a section of the Code herein will be a reference to any successor or amended section of the Code.
(g)“Equity Award” means a grant under the Equity Plan, of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units or other Stock-Based Award (as such terms are defined in the Equity Plan).
(h)“Equity Plan” means the Central Pacific Financial Corp. 2013 Stock Compensation Plan and the Central Pacific Financial Corp. 2023 Stock Compensation Plan, including all amendments to and restatements of such plans.
(i)“Good Reason” means any of the following actions taken by the Company, without Executive’s express written consent:
(i)a material reduction of Executive’s duties, authority or responsibilities;
(ii)a material reduction in Executive’s Annual Base Salary or Target Annual Incentive other than a one-time reduction of Annual Base Salary (and corresponding reduction in Target Annual Incentive) of not more than 10% that also is similarly applied to substantially all of the Company’s other executive officers;
(iii)a material change in the geographic location of Executive’s primary work facility or location; provided, that a relocation of less than 35 miles from

Executive’s then present location will not be considered a material change in geographic location; or
(iv)a material breach by the Company of its obligations under any written agreement with Executive.
Executive’s resignation shall be considered to be for Good Reason only if Executive delivers to the Company, within ninety (90) days following the event constituting Good Reason, a written notice of intended resignation for Good Reason setting forth in reasonable detail the facts and circumstances claimed by Executive to provide a basis for the resignation for Good Reason. The Company shall have a period of thirty (30) days following receipt of such notice to cure such grounds for Good Reason prior to any resignation by Executive for Good Reason becoming effective. Executive shall not be entitled to resign for Good Reason if the Company effects such cure within the thirty (30)-day period. If the Good Reason condition continues to exist after such thirty (30)-day cure period, Executive may resign for Good Reason effective no later than thirty (30) days after the end of such cure period.
(j)“Target Annual Incentive” means the amount payable to Executive under the Annual Incentive Plan, which may be expressed as a percentage of Annual Base Salary, if performance metrics are achieved at target levels.
(k)“Welfare Benefit Premiums” means the cost of continuation health coverage available to Executive and his qualified beneficiaries pursuant to the Consolidated Omnibus Budget Reconciliation Act under which they would be able to maintain the same group health plan coverage (medical, dental and vision) in which Executive and his qualified beneficiaries are participating immediately prior to his termination of employment (or, if greater, immediately prior to the Change in Control).
3.Change in Control Benefits. In the event that Executive’s employment with the Company is terminated by the Company or any successor to the Company without Cause within the period beginning ninety (90) days prior to the closing date of a Change in Control and ending two (2) years after the closing date of the Change in Control, or Executive resigns from employment with the Company or any successor to the Company for Good Reason within two (2) years after the closing date of the Change in Control, then, in either case, in addition to Executive’s current base salary earned but unpaid through the date of termination and any earned but unused vacation pay (if any is accrued) due at the time of termination (“Accrued Obligations”) and any benefits to which Executive is entitled to receive pursuant to any insurance, retirement, equity incentive, deferred compensation or other benefit plan or arrangement of the Bank and/or CPFC, to the extent that such rights or benefits have vested prior to or as a result of such termination apart from this Agreement (“Vested Benefits”), and subject to Executive providing the general release in accordance with Section 4 hereof:
(a)The Company shall pay to Executive, in a single lump sum cash payment on the Company’s (or its successor’s) first regular payroll date on or after the sixtieth (60th) day following Executive’s employment termination date, an amount equal to the sum of (i) two (2) times Executive’s Annual Base Salary at the rate in effect immediately preceding such termination (or, if greater, immediately preceding the Change in Control), plus (ii) two (2) times Executive’s average incentive compensation award under the Annual Incentive Plan for the two (2) fiscal years ended most recently prior to the Change in Control, plus (iii) the cost of eighteen (18) months of Welfare Benefit Premiums.
(b)The Company shall cause Executive to receive accelerated vesting and exercisability of any unvested Equity Awards held by Executive under the Equity Plan and outstanding at the time of Executive’s employment termination. Each unvested Equity Award shall then become fully (100%) vested and exercisable. The number of shares that become vested and exercisable with respect to any Performance Shares, Performance Units, performance-based RSUs or other performance-based Equity Awards for which the performance period has not ended prior to the Change in Control shall be based upon the target performance level set forth in the applicable Award Agreement under the Equity Plan, without regard to actual performance.
(c)The Company shall make available to Executive outplacement services during the twelve (12)-month period following Executive’s employment termination date through an outplacement services provider selected or approved by the Company, at a cost to the Company not to exceed $25,000.
4.Release. As a condition to Executive receiving any cash payment and any accelerated vesting of Equity Awards pursuant to Section 3 hereof, Executive must execute and deliver a general release to the Company not later than forty-five (45) days following Executive’s employment termination date (and not revoke such release), substantially in the form attached hereto as Exhibit A, releasing the Bank, CPFC, their respective employees, officers, directors, stockholders and agents, and each person who controls any of them within the meaning of Section 15 of the Securities Act of 1933, as amended, from any and all claims of any kind or nature, whether known or unknown (other than claims with respect to the cash payment and Equity Award vesting pursuant to Section 3, payment of Accrued Obligations, provision of Vested Benefits, and valid claims for indemnification under the bylaws of the Bank and/or CPFC and/or under any agreement with Executive expressly providing for such indemnification) from the beginning of time to the date of termination of employment. In the event such release has not become fully effective on or before the sixtieth (60th) day following Executive’s employment termination date due to Executive’s failure to execute such release in a timely manner, Executive agrees that Executive shall be entitled only to Accrued Obligations, Vested Benefits and any such indemnification rights.
5.Withholding Taxes. The Company will withhold federal, state, local or foreign income taxes, FICA taxes, and any other applicable taxes from any and all payments made hereunder as required by applicable law.
6.Company’s Right to Terminate Employment. Notwithstanding any other provisions of this Agreement, the Company reserves the right to terminate the employment of Executive at any time for any reason whatsoever, with or without Cause. In the event Executive’s employment is terminated by Executive prior to a Change in Control or by the Company more than ninety (90) days prior to a Change in Control, and in either case for any reason or for no reason, this Agreement and all rights and obligations hereunder immediately shall terminate. This Agreement is not intended to and does not constitute an employment agreement and is not intended to and does not create any rights in Executive except as expressly provided herein.
7.Suspension. If Executive is suspended from office and/or temporarily prohibited from participating in the conduct of the Bank’s affairs by a notice served under Section 8(e)(3) or (g)(l) of the Federal Deposit Insurance Act (12 U.S.C. 1818(e)(3) and (g)(l)), the Bank’s obligations under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings. In the event of the subsequent dismissal of the charges resulting in such suspension, the Bank may, in its discretion, to the maximum extent permitted by applicable law, (i) pay Executive all or part of the compensation withheld while its obligations under this Agreement were suspended, or (ii) reinstate (in whole or in part) any of its obligations which were suspended.
8.Regulatory Removal. If Executive is removed from office and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under Section 8(e)(4) or (g)(l) of the Federal Deposit Insurance Act (12 U.S.C. 1818(e)(4) or (g)(l)), this Agreement and all rights and obligations hereunder shall terminate immediately as of the effective date of the order.
9.Default. If the Bank is in default (as defined in Section 3(x)(l) of the Federal Deposit Insurance Act (12 U.S.C. 1813(x)(1)), this Agreement and all rights and obligations hereunder shall terminate immediately as of the date of such default.
10.Other Regulatory Action.
(a)This Agreement may be terminated: (i) by the Commissioner of Financial Institutions for the State of Hawaii Department of Commerce and Consumer Affairs (the “Commissioner”), the Comptroller of the Office of the Comptroller of the Currency or his or her designee (the “Comptroller”) or the Federal Reserve Board at the time the Federal Deposit Insurance Corporation enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) of the Federal Deposit Insurance Act (12 U.S.C. 1823(c) of the Federal Deposit Insurance Act (12 U.S.C. 1823(c)) or (ii) by the Commissioner, the Comptroller or the Federal Reserve Board at the time the Commissioner, the Comptroller or the Federal Reserve Board approves a supervised merger to resolve problems related to the operation of the Bank or when the Bank is determined by the Commissioner, the Comptroller or the Federal Reserve Board to be in an unsafe and unsound condition.
(b)Notwithstanding anything contained herein to the contrary, in no event shall the total compensation paid out upon the departure of Executive be in excess of that considered by the Commissioner, the Comptroller, the Federal Reserve Board or the Federal Deposit Insurance Corporation to be safe and sound at the time of such payment, taking into consideration all applicable laws, regulations, or other regulatory guidance.  Any payments made to Executive, pursuant to this Agreement or otherwise, are subject to and conditioned upon compliance with all applicable banking regulations, including, but not limited to, 12 U.S.C. Section 1828(k) and any regulations promulgated thereunder. Executive agrees that should any payments that are made or benefits that are provided pursuant to this Agreement be considered unsafe or unsound or otherwise prohibited by applicable law, regulation or regulatory order, Executive agrees that he shall return or otherwise reimburse the Bank for the amount of such prohibited payments or benefits to the extent required by such law, regulation or regulatory order.
(c)In addition to the foregoing, Executive understands and agrees that any payment or payments under this Agreement that are considered “Incentive-Based Compensation” as defined in CPFC’s Incentive-Based Compensation Recover Policy (the “Recovery Policy”) are subject to recovery by the Company to the extent that they are determined to be “Erroneously Awarded Compensation” under the Recovery Policy. Executive agrees to promptly return to the Company any such Erroneously Awarded Compensation and to promptly comply with any and all applicable rules and regulations that may require the return or reimbursement to the Company of any payments, benefits or other compensation, including, but not limited to, return or reimbursement in connection with any incentive compensation previously paid prior to the issuance of a financial restatement as required under the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Sarbanes-Oxley Act of 2002 and all regulations promulgated by the New York Stock Exchange and any other self-regulatory organization on which the Bank’s common stock may then be listed.
11.No Duty to Mitigate; No Offset. Executive shall not be required to mitigate the amount of any payment or benefit to Executive provided under Section 3 of this Agreement by seeking alternative employment or otherwise, and there shall be no offset against amounts due Executive under this Agreement on account of any remuneration attributable to any subsequent employment that Executive may obtain.
12.Code Section 280G Cutback. Notwithstanding any other provision of this Agreement, in the event that any payments or benefits provided under this Agreement or otherwise payable to Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) but for this Section 12, would be subject to the excise tax imposed by Section 4999 of the Code, then such payments and benefits either (a) shall be delivered in full or (b) shall be reduced to the largest amount that may be paid without any portion of such amount being subject to the excise tax imposed by Section 4999 of the Code, whichever of the foregoing amounts, either (a) or (b), taking into account the applicable federal, state and local income and employment taxes and the excise tax imposed by Section 4999 of the Code, results in the receipt by Executive, on an after-tax basis, of the greater amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. Any such reduction shall be made first to the lump sum cash payment specified in Section 3(a) hereof, and no other payment or benefit will be reduced until such payment under this Agreement has been reduced in full. Any determination required under this Section 12 initially will be made in writing by a nationally recognized accounting or law firm selected by the Company (the “Adviser”), whose determination will be conclusive and binding upon Executive and the Company absent manifest error. For purposes of making the calculations required by this Section 12, the Adviser may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive shall furnish to the Adviser such information and documents as the Adviser may reasonably request in order to make a determination under this Section 12. The Company shall bear all fees and costs of the Adviser in connection with any calculations contemplated by this Section 12. In the event there is a dispute among the parties regarding the extent to which payments must be reduced pursuant to this Section 12, such dispute shall be settled by arbitration in accordance with Section 21 hereof; no such disputed payment shall be made until the dispute is settled. Any payments, however, that are not in dispute, shall be paid promptly, as otherwise required.
13.Code Section 409A Compliance. Any payments and benefits that may be provided under this Agreement are intended to be exempt from or to comply with the requirements of Section 409A of the Code and applicable Treasury Regulations and other guidance promulgated under Section 409A of the Code. All terms and conditions of this Agreement, whether or not making specific reference to Section 409A of the Code, shall be interpreted and administered, to the greatest extent possible, in such manner as may be necessary so as to be exempt from or to comply with Section 409A of the Code and such related guidance and so as not to result in the imposition of any tax, interest charge or other assessment, penalty or addition under Section 409A of the Code. In this regard, the following provisions shall apply to this Agreement:
(a)For purposes of determining the date on which any payment is to be made or benefit provided under this Agreement, references to “termination of employment,” “employment terminates” and similar terms shall mean “separation from service” as defined for purposes of Section 409A of the Code. Any payment under Section 3 shall be made only after Executive has a “separation from service” with the Company as defined under Section 409A of the Code.
(b)Each payment provided under this Agreement shall be treated as a separate “payment” (separate from any other payment from the Company to Executive, whether or not under this Agreement) for purposes of Section 409A of the Code.
(c)Notwithstanding any other provision of this Agreement to the contrary, and solely to the extent that a delay in payment is required in order to avoid the imposition of any tax under Section 409A of the Code, if, as of the date of Executive’s separation from service with the Company, Executive is a “specified employee” for purposes of Section 409A(a)(2)(B) of the Code, and any amount to be paid under this Agreement is considered to be non-qualified deferred compensation payable in connection with Executive’s separation from service with the Company for purposes of Section 409A of the Code, then any such amount that otherwise would be payable at any time during the six-month period immediately following such separation from service shall not be paid prior to, and shall instead be payable in a lump sum as soon as reasonably practicable following, the expiration of such six-month period (or, if earlier, upon Executive’s death).
14.Company Confidential Information and Trade Secrets.
(a)During his employment with the Company, Executive has had access to and has become acquainted with, and Executive will continue to have access to and will become acquainted with, what Executive and the Company acknowledge are trade secrets and other confidential and proprietary information of the Company, including but not limited to, knowledge or data concerning the Company, its operations and business, the identity of customers of the Company, including knowledge of their financial conditions their financial needs, as well as their methods of doing business, pricing information for the purchase or sale of assets, financing and securitization arrangements, research materials, manuals, computer programs, formulas for analyzing asset portfolios, marketing plans and tactics, salary and wage information, and other business information (collectively, “Confidential Information”). Executive acknowledges that all Confidential Information is and shall continue to be the exclusive property of the Company, whether or not prepared in whole or in part by Executive. Executive shall not disclose any of the aforesaid Confidential Information, directly or indirectly, under any circumstances or by any means, to third persons without the prior written consent of the Company, or use it in any way, except as required in the course of Executive’s employment with the Company.
(b)Nothing in this Agreement prohibits Executive from reporting an event that Executive reasonably and in good faith believes is a violation of law to the relevant law-enforcement agency (such as the Securities and Exchange Commission, Equal Employment Opportunity Commission, or U.S. Department of Labor), or from cooperating in an investigation conducted by such a government agency. Executive is hereby provided notice that under the 2016 Defend Trade Secrets Act (DTSA): (i) no individual will be held criminally or civilly liable under Federal or State trade secret law for disclosure of a trade secret (as defined under the DTSA) that (A) is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and made solely for the purpose of reporting or investigating a suspected violation of law; or, (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal so that it is not made public; and, (ii) an individual who pursues a lawsuit for retaliation by an employer for reporting a suspected violation of the law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and otherwise does not disclose the trade secret, except as permitted by court order.
15.Covenant Not to Solicit Customers or Fellow Employees.
(a)Executive agrees that, for the one (1) year period following termination of Executive’s employment with the Company under circumstances for which Executive is eligible for change in control benefits pursuant to Section 3 hereof, Executive shall not (i) use Confidential Information to solicit the business of any customer with whom the Bank, CPFC or any subsidiary is doing or has done business during the one (1) year period immediately preceding such termination, (ii) use Confidential Information to encourage any such customers to stop using the facilities or services of the Company, (iii) use Confidential Information to encourage any such customers to use the facilities or services of any competitor of the Company, (iv) use Confidential Information to solicit the services of any officer or other employee of the Company, or (v) use Confidential Information to encourage any officer or other employee of the Company to terminate employment with the Company.
(b)The covenants contained in this Section 15 shall be considered as a series of separate covenants, one for each State within the United States, one for each county and other political subdivision within each such State, and one for each entity or individual with respect to whom solicitation is prohibited. Except as provided in the previous sentence, each such separate covenant shall be deemed identical in terms to the covenant contained in this Section 15. If in any arbitration or judicial proceeding an arbitrator or a court refuses to enforce any of such separate covenants (or any part thereof), then such unenforceable covenant (or such part) shall be eliminated from this Agreement to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced. In the event that a provision of this Section 15 or any such separate covenant or portion thereof, is determined to exceed the time, geographic or scope limitations permitted by applicable law, then such provision shall be reformed to the maximum time, geographic or scope limitations, as the case may be, permitted by applicable law. Executive hereby consents, to the extent Executive may lawfully do so, to the arbitral or judicial modification of this Agreement as described in this Section 15.
(c)Executive understands and agrees that money damages would not be a sufficient remedy for any breach of Section 14 or this Section 15 and that, in addition to all other remedies which the Company may have, the Company will be entitled to specific performance and injunctive or other equitable relief as a remedy for such breach. Neither Section 14 nor this Section 15 shall supersede any other confidentiality, proprietary information, inventions or nonsolicitation agreement entered into between Executive and the Company, whether before or after the date of this Agreement.
16.Payment Unfunded. Any payment required to be made under this Agreement shall not be funded but shall constitute an unsecured liability, payable when due, by the Bank out of the Bank’s general assets. Executive is required to rely solely upon the Bank’s unsecured promise to make any payment under this Agreement.
17.Nonassignment.
(a)The rights, obligations and duties of Executive under this Agreement are personal and not assignable. This Agreement shall inure to the benefit of and shall be binding upon the Bank and CPFC, their successors and assigns. As used in this Agreement, the term “successor” shall include any firm, corporation or other business entity which at any time, whether by merger, consolidation, conversion or other corporate reorganization involving the Bank or CPFC, acquires all or substantially all of the assets or business of the Bank.
(b)Neither Executive nor his spouse, heirs or estate shall have any right to alienate, pledge, hypothecate, encumber or dispose of the right to receive payments under this

Agreement, nor shall such payments be subject to pledge, attachment or claims of creditors. Such payments and the rights thereto are expressly declared to be nonassignable and nontransferable. In the event of any attempted assignment or transfer, the Company shall not be bound thereby and shall be relieved of its liability under this Agreement by making payment in accordance with this Agreement to the parties designated to receive payment under this Agreement.
18.Successors.
(a)The Company agrees that in the event of any merger or acquisition of the Company that the Company will require any successor, by agreement in form and substance satisfactory to Executive, to expressly assume and agree to perform this Agreement. As used in this Section 18, the term “Company” shall include any successor to its business and/or assets which executes and delivers this Agreement as provided for in this Section 18 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.
(b)This Agreement and all rights of Executive hereunder shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisee and legatees.
19.Waiver, Amendment and Modification. Any waiver, amendment or modification of any of the terms of this Agreement shall be valid only if made in writing and signed by the parties hereto. No waiver by either of the parties hereto of their rights hereunder shall be deemed to constitute a waiver with respect to any subsequent occurrences or transactions hereunder unless such waiver specifically states that it is to be construed as a continuing waiver.
20.Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Hawaii, without regard to the choice of law provisions of Hawaii law, except to the extent federal law mandatorily applies, in which case, to such extent, this Agreement shall be governed by and construed under federal law.
21.Arbitration. Executive and the Company agree that, to the fullest extent permitted by law, Executive and the Company will submit all disputes arising under this Agreement or arising out of or related to Executive’s employment with or separation from the Bank and/or CPFC, whether arising before, during or following the end of the Term, to final and binding arbitration in Honolulu, Hawaii before an arbitrator associated with JAMS or other mutually agreeable alternative dispute resolution service (the “Selected Service”). All such claims must be officially initiated in arbitration by the date upon which such claims would have had to be initiated in a court of law pursuant to the applicable statute of limitations. Executive and Employer shall have the same amount of time (and no more) to file any claim against the other party as they would have if such a claim were to be filed in state or federal court. Included within this provision are any claims based on violation of local, state or federal law, such as claims for discrimination or civil rights violations under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act or similar statutes. If there is a dispute as to whether an issue or claim is arbitrable, the arbitrator will have the authority to resolve any such dispute, consistent with applicable law, including claims as to fraud in the inducement or execution, or claims as to validity, construction, interpretation or enforceability.
The arbitrator selected shall have the authority to grant Executive or the Company or both all remedies otherwise available by law. The arbitrator will be selected from a neutral panel pursuant to the Employment Arbitration Rules & Procedures for JAMS or similar rules of the selected service (“Rules of Selected Service”). Such rules can be obtained from the Bank’s Human Resources Department or from the applicable Selected Service’s website (e.g., https://www.jamsadr.com/rules-employment-arbitration/english). The arbitration will be conducted in accordance with the Rules of Selected Service. Notwithstanding anything to the contrary in the Rules of Selected Service, however, the arbitration shall provide (i) for written discovery and depositions adequate to give the parties access to documents and witnesses that are essential to the dispute and (ii) for a written decision by the arbitrator that includes the essential findings and conclusions upon which the decision is based. The arbitrator’s award shall be enforceable in any court having jurisdiction thereof. The parties shall each bear their own costs and attorneys’ fees incurred in conducting the arbitration and, except in such disputes where Executive asserts a claim otherwise under a state or federal statute prohibiting discrimination, harassment or retaliation in employment, violations of public policy or the Company’s failure to pay wages (a “Statutory Claim”), or unless required otherwise by applicable law, shall split equally the fees and administrative costs charged by the arbitrator and the applicable arbitration service. In disputes where Executive asserts a Statutory Claim against the Company, or where otherwise required by law, Executive shall be required to pay only the applicable arbitration service filing fee to the extent such filing fee does not exceed the fee to file a complaint in state or federal court. The Company shall pay the balance of the arbitrator’s fees and administrative costs. To the extent permissible or required under applicable law, however, and following the arbitrator’s ruling on the matter, the arbitrator may or shall rule that the arbitrator’s fees and costs be distributed in an alternative manner, which in the case of a Statutory Claim shall occur only to the extent that such fee or cost award is permitted or required by the underlying statute upon which the Statutory Claim is based. In any arbitration brought under this Section, and only to the extent permissible under applicable law, including the law upon which the claim is based, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and costs. The arbitrator shall apply the same standard with respect to the awarding of fees and costs, including whether such award is permitted or required, and against which party, as would be awarded if such claim had been asserted in state or federal court. This mutual arbitration agreement does not prohibit or limit either the Executive’s or the Company’s right to seek equitable relief from a court, including, but not limited to, injunctive relief, a temporary restraining order, or other interim or conservatory relief, pending the resolution of a dispute by arbitration. There will be no right or authority for any claim subject to arbitration to be heard or arbitrated on a class or collective basis, as a private attorney general, or in a representative capacity on behalf of any other person or entity. This arbitration provision is subject to and governed by the Federal Arbitration Act, 9

U.S.C. §1 et seq. (“FAA”).  This means that the FAA governs, among other things, the interpretation and enforcement of this Agreement and all of its provisions, including, without limitation, the enforceability of the class action waiver referenced in this Section. State arbitration laws do not apply to or govern this Agreement in any respect unless specifically referenced herein. The arbitrator shall have no authority to add to or to modify the terms described in this paragraph, shall apply all applicable law, and shall have no lesser and no greater remedial authority than would a court of law resolving the same claim or controversy.
Notwithstanding any other provision of this Agreement, claims may be brought before and remedies awarded by an administrative agency if applicable law permits access to such an agency notwithstanding the existence of an agreement to arbitrate. Such administrative claims include, without, limitation, claims or charges brought before the Equal Employment Opportunity Commission, the U.S. Department of Labor, the National Labor Relations Board, or the Office of Federal Contract Compliance Programs. Nothing in this Agreement shall be deemed to preclude or excuse either Executive or the Company from bringing an administrative claim before any agency in order to fulfill Executive’s or the Company’s obligation to exhaust administrative remedies before making a claim in arbitration. Disputes that may not be subject to predispute arbitration agreement as provided by the Dodd-Frank Wall Street Reform and Consumer Protection Act (Public Law 111-203) are excluded from the coverage of this Section 21 as well.
The provisions contained in this Section 21 shall be construed as a series of separate provisions. In the event any paragraph, section, subsection, portion or provision of this arbitration agreement is held to be invalid, void or unenforceable, the remaining provisions shall nevertheless continue in full force and effect to the maximum extent possible.
EXECUTIVE UNDERSTANDS THAT BY SIGNING THIS AGREEMENT, EXECUTIVE AGREES TO SUBMIT ANY CLAIMS ARISING UNDER, OR RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT, INCLUDING WITHOUT LIMITATION THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE, BREACH OR TERMINATION OF THIS AGREEMENT TO BINDING ARBITRATION, AND THAT THIS ARBITRATION CLAUSE CONSTITUTES A WAIVER OF EXECUTIVE’S RIGHT TO A JURY TRIAL OF ANY AND ALL DISPUTES RELATING TO ALL ASPECTS OF THIS AGREEMENT.
_______________ [Executive initial]
22.Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be served either personally or by registered or certified mail; said notices or demands shall be deemed to have been duly given when personally delivered or seventy-two hours after the deposit thereof in the United States mail, postage prepaid, addressed to the party to whom said communication is to be given. Such communications may also be sent by fax, email or other similar electronic transmission device providing for a permanent record of the notice or demand, and if so served, said notice or demand shall be deemed given and made at the time the device confirms to the sender delivery thereof to the addressee. In the case of the Company, such communications shall be sent to
Central Pacific Financial Corp.
220 South King Street
Honolulu, HI 96813
Attn: Chief Executive Officer
email: _________________
In the case of Executive, such communications shall be sent to Executive at Executive’s last known address shown in the records of the Company. Either party may change its address for providing communications by providing such updated address in writing to the other party.
23.Headings. Headings herein are for convenience only, are not a part hereof and shall not be used in construing this Agreement.
24.Entire Agreement and Exclusive Benefit. Except as otherwise expressly set forth herein, this Agreement constitutes and embodies the entire understanding and agreement of the parties hereto relating to the matters addressed herein, and there are no other agreements or understandings, written or oral, in effect between the parties relating to the matters addressed herein, and this Agreement provides the exclusive benefits that Executive may receive as a result of termination of employment in connection with a Change in Control. In the event that Executive becomes eligible to receive Change in Control benefits under Section 3 above, Executive shall not be entitled to severance or separation pay or any other Change in Control based compensation or benefits under any other current or future Company plan, policy, program or arrangement (not including any tax-qualified retirement plan, non-qualified deferred compensation plan or equity incentive plan), unless such other plan, policy, program or arrangement specifically refers to this Agreement and states in writing that such compensation or benefits are in addition to the benefits available under this Agreement. This Agreement does not replace or supersede the provisions of the Recovery Policy, the Company’s Code of Conduct & Ethics, the Company’s Code of Conduct & Ethics for Senior Financial Officers, the Company’s Company Stock Trading Policy or any similar plan, policy or agreement pertaining to Executive’s conduct and performance of duties; the obligations of Executive under this Agreement are in addition to the provisions of such plans, policies and agreements.
25.Severability. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision, without invalidating the remaining provisions hereof; provided that no such severability shall be effective if it materially changes the economic benefit of this Agreement to any party.
26.Rules and Regulations. To the extent required by any state or federal rules and regulations applicable to the Bank and/or CPFC, the terms and provisions of such rules and regulations are hereby incorporated by reference, and notwithstanding anything contained in this Agreement to the contrary, the rights and obligations of any party hereunder shall be subject to all of the terms and limitations contained in such rules and regulations.

27.Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one instrument.
28.Legal Representation. Each party to this Agreement acknowledges that he or it has been represented by legal counsel in entering into this Agreement, that no representations, inducements, promises, or agreements, oral or otherwise, have been made by any party, or anyone acting on behalf of any party, that are not embodied herein.
[signature page follows]

IN WITNESS WHEREOF, the Bank and CPFC have caused this Agreement to be executed by a duly authorized officer or representative and Executive has executed this Agreement to be effective as of the Effective Date.

Dated: _____________, 2026    CENTRAL PACIFIC FINANCIAL CORP.

By:
    Name:
    Title:

Dated: _____________, 2026    CENTRAL PACIFIC BANK

By:
    Name:
    Title:

    EXECUTIVE

Dated: _____________, 2026
    [Name of Executive]

EXHIBIT A
FORM OF WAIVER AND RELEASE AGREEMENT
This Waiver and Release Agreement (the “Agreement”) is entered into by and between _________ (hereinafter “Executive”), on the one hand, and Central Pacific Financial Corp. and Central Pacific Bank (hereinafter collectively, the “Company”), on the other hand, pursuant to the Change in Control Agreement entered into between Executive and the Company on June ___, 2026 (the “CIC Agreement”).
1.    Termination of Employment. Effective ______________ (the “Termination Date”), Executive’s employment with the Company shall end and Executive will no longer be employed by the Company in any capacity.
2.    Severance Pay. Provided that Executive has satisfied, in all material respects, all of the requirements contained in the CIC Agreement regarding his/her receipt of severance pay, including Sections 14 and 15 of the CIC Agreement and their subsections, (which are incorporated herein as though set forth in full), the Company agrees that, provided that Executive does not revoke this Agreement as set forth in Paragraph 6, below, the Company (a) shall pay to Executive severance pay in the amount of $______________ [insert amount determined pursuant to 3(a) of the CIC Agreement], less all applicable state and federal withholdings (“Severance Pay”). Such Severance Pay shall be paid at in single lump sum on or about [insert date 60 days following Termination Date], as set forth in Section 3(a) of the CIC Agreement, (b) shall provide for acceleration of the vesting of Executive’s unvested Equity Awards, as defined in the CIC Agreement and as set forth in Section 3(b) of the CIC Agreement, and (c) shall pay for outplacement services as set forth in Section 3(c) of the CIC Agreement. Executive understands and agrees that the Severance Pay and accelerated vesting of Equity Awards provided to Executive under the terms of this Agreement and the CIC Agreement is in addition to anything of value to which Executive is otherwise entitled and that Executive would not receive the Severance Pay or any such accelerated vesting except for Executive’s agreement to sign this Agreement and to fulfill the promises set forth herein.
3.    Warranty. Executive acknowledges that, other than the Severance Pay set forth in Paragraph 2, above, he/she has received all wages, compensation and other benefits due him/her as a result of his/her employment with and separation from the Company.
4.    Release of Known and Unknown Claims. In exchange for the Severance Pay in accordance with this Agreement, the additional vesting of Equity Awards as specified in Section 3(b) of the CIC Agreement, and payment for outplacement services as specified in Section 3(c) of the CIC Agreement, Executive agrees unconditionally and forever to release and discharge the Company and the Company’s affiliated, related, parent and subsidiary corporations, as well as the Company’s and any affiliated, related, parent and subsidiary corporation’s respective attorneys, agents, representatives, partners, joint venturers, successors, assigns, insurers, owners, employees, officers, and directors, past and present (hereinafter the “Releasees”) from any and all claims, actions, causes of action, demands, rights, or damages of any kind or nature which he/she may now have, or ever have, whether known or unknown, including any claims, causes of action or demands of any nature arising out of or in any way relating to Executive’s employment with, or separation from the Company on or before the date of the execution of this Agreement.
This release specifically includes, but is not limited to, any claims for fraud; breach of contract; breach of implied covenant of good faith and fair dealing; inducement of breach; interference with contract; wrongful or unlawful discharge or demotion; violation of public policy; assault and battery (sexual or otherwise); invasion of privacy; intentional or negligent infliction of emotional distress; intentional or negligent misrepresentation; conspiracy; failure to pay wages, benefits, vacation pay, severance pay, attorneys’ fees, or other compensation of any sort; retaliation, discrimination or harassment on the basis of age, race, color, sex, gender, national origin, ancestry, religion, disability, handicap, medical condition, marital status, sexual orientation or any other protected category; any claim under Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Family and Medical Leave Act, or Section 1981 of Title 42 of the United States Code; violation of COBRA; violation of any safety and health laws, statutes or regulations; violation of ERISA; violation of the Internal Revenue Code; or any other wrongful conduct, based upon events occurring prior to the date of execution of this Agreement.
This release of claims does not include any claim which cannot be waived by private agreement. Nothing in this release of claims shall be construed as prohibiting Executive from making a future claim with the Equal Employment Opportunity Commission or any similar state agency, or from cooperating with such agency in any investigation or proceeding; provided, however, that should Executive pursue such an administrative action against the Releasees, or any of them, Executive agrees and acknowledges that, to the extent permitted by applicable law, he/she will not seek, nor shall he/she be entitled to recover, any monetary damages from any such proceeding. In addition, this Agreement does not apply to any claims for unemployment compensation benefits, workers compensation benefits, health insurance benefits under the Consolidated Omnibus Budget Reconciliation Act (COBRA), claims for payment of Accrued Obligations and provision of Vested Benefits (as such terms are defined in the CIC Agreement), claims for payment of Severance Pay, the vesting of Equity Awards and payment for outplacement services in accordance with this release and Section 3 of the CIC Agreement, claims with regard to vested benefits under any retirement plan governed by the Employee Retirement Income Security Act (ERISA) or claims for indemnification as described in Section 4 of the CIC Agreement.
5.    Knowing and Voluntary. Executive represents and agrees that he/she is entering into this Agreement knowingly and voluntarily. Executive affirms that no promise or inducement was made to cause him/her to enter into this Agreement, other than the Severance Pay promised to Executive in this Agreement. Executive further confirms that he/she has not relied upon any other statement or representation by anyone other than what is in this Agreement as a basis for his/her agreement.
6.    Knowing and Voluntary Waiver of Age Discrimination Claim. Executive expressly acknowledges:

•    that he/she has been provided [twenty-one (21)/forty-five (45)] days to consider this Agreement,
•    that he/she was informed to consult with counsel regarding this Agreement;
•    that he/she has had the opportunity to consult with counsel;
•    that to the extent Executive has taken fewer than [twenty-one (21)/forty-five (45)] days to consider this Agreement, Executive acknowledges that he/she has had sufficient time to consider the Agreement and to consult with counsel and that he/she does not desire additional time;
•    that he/she was informed that the Agreement is revocable by Executive for a period of seven (7) calendar days following his/her execution of this Agreement;
•    that any revocation must be in writing, must specifically revoke this Agreement, and must be received by the Company at the address set forth in the CIC Agreement prior to the eighth (8th) calendar day following the execution of this Agreement;
•    that Executive understands that if he/she revokes this Agreement, he/she will not receive the Severance Pay or accelerated vesting of Equity Awards; and
•    that this Agreement becomes effective, enforceable and irrevocable on the eighth (8th) calendar day following Executive’s execution of this Agreement provided that Executive does not revoke the Agreement.
7.    Governing Law. This Agreement shall be construed under the laws of the State of Hawaii, both procedural and substantive.
8.    Confidentiality. Executive agrees not to disclose the existence of this Agreement or any of its terms to anyone other than his/her attorneys, accountants and immediate family members, or where compelled by an order of a court of competent jurisdiction or a subpoena issued under the authority thereof.
9.    Non-Disparagement. Executive agrees that he/she will not make any disparaging or defamatory comments to any third party concerning the Releasees, or any of them, or concerning their methods of doing business or employment practices, and the Company agrees that it will not make any disparaging or defamatory comments to any third party concerning Executive, in either case except to testify truthfully (i) pursuant to an order of a court of competent jurisdiction, or an inquiry or subpoena issued under the authority thereof, (ii) in response to a written request from a government agency, or (iii) as otherwise required by law.
10.    Waiver. The failure to enforce any provision of this Agreement shall not be construed to be a waiver of such provision or to affect the validity of this Agreement or the right of any party to enforce this Agreement.

11.    Modification. No amendments to this Agreement will be valid unless written and signed by Executive and an authorized representative of the Company.
12.    Severability. If any sentence, phrase, paragraph, subparagraph or portion of this Agreement is found to be illegal or unenforceable, such action shall not affect the validity or enforceability of the remaining sentences, phrases, paragraphs, subparagraphs or portions of this Agreement.
13.    Entire Agreement/Integration. This Agreement, any confidentiality, proprietary information, or inventions agreements signed by Executive during his/her employment with the Company (all of which survive the termination of the employment relationship), and all relevant portions of the CIC Agreement which survive the termination of the employment relationship (including Sections 14 and 15), constitute the entire agreement between Executive and the Company concerning the terms of Executive’s employment with and separation from the Company and the compensation related thereto. All prior discussions and negotiations have been and are merged and integrated into, and are superseded by, this Agreement.
14.    Arbitration. Any and all disputes or claims arising out of or in any way related to this Agreement including, without limitation, fraud in the inducement of this Agreement, or relating to the general validity or enforceability of this Agreement, shall be submitted to final and binding arbitration before an arbitrator as set forth in Section 21. of the CIC Agreement, which is incorporated herein as thought set forth in full.
15.    Attorneys’ Fees. In any action to enforce the terms of this Agreement, the prevailing party shall be awarded his/her or its reasonable attorneys’ costs and fees.
PLEASE READ CAREFULLY. THIS AGREEMENT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS. THE UNDERSIGNED AGREE TO THE TERMS OF THIS AGREEMENT AND VOLUNTARILY ENTER INTO IT WITH THE INTENT TO BE BOUND THEREBY.
EXECUTIVE

                                Date:
[name]

CENTRAL PACIFIC FINANCIAL CORP.

By:                                 Date:
Its:

CENTRAL PACIFIC BANK

By:                                 Date:
Its:
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